EXHIBIT 99-3

PRO FORMA UTILITY ONLY FINANCIAL INFORMATION

         On April 24, 1996, MidAmerican Energy Company's (the Company) shareholders approved a proposal to form MidAmerican Energy Holdings Company (Holding Company) as the holding company for the Company, MidAmerican Capital Company (MidAmerican Capital) and Midwest Capital Group, Inc. (Midwest Capital). The transaction is structured as a share exchange with each share of Company common stock being exchanged for one share of Holding Company common stock. All regulatory approvals have been obtained and it is managements's intention to complete the transaction on or about December 1, 1996. The Pro Forma Utility Only information reflects the planned dividend by the Company of all the shares of stock of MidAmerican Capital and Midwest Capital to Holding Company.




                                                                    EXHIBIT 99.3

                           MIDAMERICAN ENERGY COMPANY
                  SELECTED PROFORMA UTILITY ONLY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)


                                        Twelve      Nine        Nine
                                        Months     Months      Months
                                        Ended      Ended       Ended                        Year Ended December 31,
                                       Sept. 30,  Sept. 30,    Sept 30,   ----------------------------------------------------------
                                         1996       1996        1995        1995        1994        1993        1992        1991
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income Statement Data:
Revenues ............................ $1,588,339  $1,194,529  $1,160,425  $1,554,235  $1,513,675  $1,541,959  $1,420,714  $1,442,350
Operating Income ....................    339,101     273,486     239,023     304,638     263,943     272,144     216,888     278,487
Net Income From Continuing Operations    145,923     117,923     104,489     132,489     121,145     133,888      86,713     123,042
Earnings Applicable to Common Stock
  from continuing operations ........    137,356     111,175      98,249     124,430     110,594     125,521      77,978     113,334
Ratios of Earnings to Fixed Charges(a)      3.72       N/A         N/A          3.39        3.30        3.40        2.34        2.92
Ratios of Earnings to Fixed
  Charges and Preferred Dividend
  Requirements (a)                          3.21       N/A         N/A          2.96        2.75        2.95        2.06        2.54
Supplemental Ratios of Earnings to
  Fixed Charges (a)(b) ..............       3.61       N/A         N/A          3.28        3.16        3.25        2.24        2.80
Supplemental Ratios of Earnings to
  Fixed Charges and Preferred .......       3.13       N/A         N/A          2.88        2.66        2.85        1.99        2.45
  Dividend Requirements (a)(b)


                                                                                                 December 31,
                                                   Sept. 30,   Sept 30,   ----------------------------------------------------------
                                                     1996        1995        1995        1994        1993        1992        1991
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Balance Sheet Data:
Total assets (e) ......................           $3,640,769  $3,944,292  $3,973,595  $3,879,847  $3,832,569  $3,583,705  $3,463,331
Long-term obligations (c) .........                1,110,063   1,110,799   1,110,525   1,109,617   1,051,144   1,075,245   1,077,514
Power purchase obligation (d) .....                  125,729     137,809     125,729     137,809     151,485     146,150     150,838
Short-term borrowings .............                  160,063     135,700     184,800     124,500     160,800     110,600      52,500
Preferred stock:
Not subject to mandatory redemption                   77,534      89,955      89,945      89,955     109,871      74,242      74,291
Subject to mandatory redemption ...                   50,000      50,000      50,000      50,000      50,000      48,625      79,200
Common stock equity (e)...............               973,804   1,231,588   1,225,715   1,204,112   1,180,510   1,159,676   1,128,858


(a) For purposes of computing the ratios of earnings to fixed charges and preferred dividend requirements, "earnings" consist of net income before interest charges and preferred dividend requirements, plus income taxes, plus the estimated interest componenet of rentals. "Earnings" also include allowances for borrowed and other funds used during construction. Fixed charges consist of interest charges, the estimated interest component of rentals. Preferred dividend requirements are the pre-tax dividend requirements on preferred stock.
(b) The supplemental ratios have been calculated including obligations under the long-term power purchase contract with the Nebraska Public Power District relating to Cooper Nuclear Station.
(c)  Includes long-term debt due within one year.
(d)  Includes Power purchse obligation due within one year.
(e) Pro forma Common Equity and Total Assets as of 9/30/96 reflect the dividend of the net assets of MidAmerican Capital Company and Midwest Capital Group Inc. to the Holding Company as if the dividend had occurred at 9/30/96.